EXHIBIT 99.1

BROADRIDGE REPORTS RESULTS FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF FISCAL YEAR 2017
Second Quarter recurring fee revenue growth driven by acquisition of NACC and 6% organic growth
Record second quarter Closed sales up 15%
Reaffirming guidance for recurring fee revenues, Adjusted EPS and Closed sales; revising guidance for total revenues and Diluted EPS
LAKE SUCCESS, N.Y., February 8, 2017 - Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the second quarter and six months ended December 31, 2016 of its fiscal year 2017.

Summary Financial Results	Second Quarter			Six Months
Dollars in millions, except per share data	2017	2016	Change	2017	2016	Change

Total revenues	$893	$639	40%	$1,788	$1,234	45%
Recurring fee revenues	536	399	34%	1,053	792	33%

Operating income	59	70	(16%)	125	129	(3%)
Operating income margin	6.6%	11%		7.0%	10.5%

Adjusted operating income - Non-GAAP	84	80	6%	166	148	12%
Adjusted operating income margin - Non-GAAP	9.4%	12.5%		9.3%	12.0%

Diluted EPS	$0.25	$0.33	(24%)	$0.52	$0.61	(15%)
Adjusted EPS - Non-GAAP	$0.39	$0.38	3%	$0.75	$0.71	6%

Closed sales	$56	$49	15%	$77	$66	18%
“Broadridge delivered another solid quarter,” said Rich Daly, Broadridge’s President and Chief Executive Officer. “We reported strong revenue growth, driven by the acquisition of NACC and organic growth of our recurring fee revenues. We also continued to benefit from strong momentum in Closed sales, which positions us well to sustain growth going forward. Our success reflects the breadth of our products and the depth of our relationships with industry-leading clients."

“We are well on track to achieve our three year financial objectives and our fiscal 2017 key guidance metrics of recurring fee revenue growth of 29% to 31%, Adjusted EPS growth of 12% to 17%, and Closed sales in the range of $140 million to $180 million,” Mr. Daly concluded.

Fiscal Year 2017 Financial Guidance
The Company updated its guidance for fiscal year 2017:

Broadridge 2017 Financial Guidance	Current	Prior

Recurring fee revenue growth	29-31%	* *
Total revenue growth	40-42%	43-45%

Adjusted operating income margin - Non-GAAP	~15%	* *

Diluted earnings per share growth	2-7%	9-14%
Adjusted earnings per share growth - Non-GAAP	12-17%	* *

Free cash flow - Non-GAAP	$350-400M	* *
Closed sales	$140-180M	* *

Segments:
ICS Total revenue growth	50-52%	55-57%
ICS Pre-tax margin	~12%	~14%

GTO Total revenue growth	6-9%	4-6%
GTO Pre-tax margin	~19.5%	~18.5%

* * = unchanged
Financial Results for Second Quarter Fiscal Year 2017

Revenues

Revenues for the second quarter of fiscal year 2017 increased 40% to $893 million, from $639 million for the prior year period. Revenues from acquisitions contributed $273 million of this total increase, with the revenues of the North American Customer Communications business acquired from DST Systems, Inc. ("NACC") contributing $267 million.
Recurring fee revenues rose 34% to $536 million from $399 million. The increase in recurring fee revenues reflected organic growth of 6%, including 4% from Net New Business and 2% from internal growth. Acquisitions accounted for the remainder of the increase, including $106 million from the acquisition of NACC.
Distribution revenues rose $149 million, or 76%, to $346 million, largely driven by the acquisition of NACC. Event-driven revenues declined 48% to $30 million from $57 million. Changes in foreign currency rates lowered Broadridge's revenue by $6 million as compared to the prior year period.

Operating Income

For the second quarter of fiscal year 2017:

•
Operating income was $59 million, a decrease of $11 million, or 16%, compared to $70 million for the prior year period, driven by a decline in event-driven revenue and higher acquisition-related amortization expense primarily due to the acquisition of NACC. Operating income margin decreased to 6.6%, compared to 11.0% for the prior year period.

•
Adjusted operating income was $84 million, an increase of $4 million, or 6%, compared to $80 million for the prior year period. Adjusted operating income margin decreased to 9.4%, compared to 12.5% for the prior year period.

Interest Expense and Other Non-operating Expenses

Interest expense, net for the second quarter of fiscal year 2017 was $11 million, an increase of $4 million, or 66%, compared to $6 million for the prior year period. The increase was primarily due to higher interest expense driven by higher indebtedness. Other non-operating expenses, net were essentially unchanged at $2 million.

Net Earnings and Earnings per Share

For the second quarter of fiscal year 2017:

•	Net earnings decreased 25% to $30 million, compared to $40 million for the prior year period.

•	Adjusted net earnings were essentially unchanged at $47 million, compared to $46 million for the prior year period.

•	Diluted earnings per share decreased 24% to $0.25, compared to $0.33 for the prior year period.

•	Adjusted earnings per share increased 3% to $0.39 from $0.38 for the prior year period.

Segment and Other Results for Second Quarter Fiscal Year 2017

Investor Communication Solutions ("ICS")
ICS revenues for the second quarter of fiscal year 2017 increased $238 million, or 50%, to $710 million, compared to $472 million in the prior year period. Revenues from the acquisition of NACC contributed $267 million of this total increase.
ICS recurring fee revenues in the second quarter of fiscal year 2017 rose $116 million, or 53%, to $334 million. The increase reflected: (i) contributions from our recent acquisitions (49pts), including (48pts) from the NACC acquisition; and (ii) Net New Business (4pts). ICS distribution revenues rose $149 million, or 76%, to $346 million. Event-driven revenues declined $27 million to $30 million, largely as a result of lower mutual fund proxy volumes.
Position growth compared to the same period in the prior year, which is a component of internal growth, was 1% for mutual fund interims and 4% for annual equity proxy communications.
ICS earnings before income taxes declined $28 million, or 61%, to $18 million.  The decline was primarily due to lower event-driven fee revenues and higher amortization related to the acquisitions of NACC and the Inveshare technology assets. Pre-tax margins decreased by 7.2 percentage points to 2.6%.

Global Technology and Operations ("GTO")
GTO revenues for the second quarter of fiscal year 2017 increased $22 million, or 12%, to $202 million, compared to $180 million in the prior year period. The increase was attributable to higher Net New Business (4pts), internal growth from higher trade and non-trade activity levels (4pts) and revenue from recent acquisitions (3pts).
GTO earnings before income taxes rose $17 million, or 57%, to $46 million, reflecting strong revenue growth and recent efficiency initiatives. Pre-tax margins increased by 6.6 percentage points to 22.9%.
Other
Other Pre-tax loss increased by $5 million in the second quarter of fiscal year 2017 to $21 million from $16 million in the prior year period. The biggest contributor to the increased loss was a $4 million increase in net interest expense.
Additional Second Quarter Fiscal Year 2017 Events

Acquisition of M&O Systems
On November 4, 2016, Broadridge completed the acquisition of M&O Systems, Inc. (“M&O”). M&O is a provider of SaaS-based compensation management and related solutions for broker-dealers and registered investment advisors. The aggregate purchase price was $25 million in cash, subject to customary working capital and other closing adjustments.

Financial Results for the Six Months Ended December 31, 2016
Revenues
Revenues for the six months ended December 31, 2016 ("six months fiscal 2017") increased 45% to $1,788 million, from $1,234 million for the prior year period. Revenues from acquisitions contributed $551 million of this total increase, with the revenues of NACC contributing $539 million.
Recurring fee revenues rose 33% to $1,053 million from $792 million. The increase in recurring fee revenues reflected: contributions from our recent acquisitions (28pts), including $212 million from the acquisition of NACC, gains from Net New Business (4pts) and internal growth (1pt).
Distribution revenues rose $330 million, or 89%, to $702 million, largely driven by the acquisition of NACC. Changes in foreign currency rates lowered Broadridge's revenue by $10 million as compared to the prior year period.

Operating Income

For six months fiscal 2017:

•
Operating income was $125 million, a decrease of $4 million, or 3%, compared to $129 million for the prior year period. Operating income margin decreased to 7.0%, compared to 10.5% for the prior year period.

•
Adjusted operating income was $166 million, an increase of $18 million, or 12%, compared to $148 million for the prior year period. Adjusted operating income margin decreased to 9.3%, compared to 12.0% for the prior year period.

•	The decrease in Operating income and increase in Adjusted operating income was primarily due to the acquisition of NACC.
Interest Expense and Other Non-operating Expenses

Interest expense, net for six months fiscal 2017 was $21 million, an increase of $8 million, or 65%, compared to $13 million for the prior year period. The increase was primarily due to higher interest expense driven by higher indebtedness. Other non-operating expenses, net were $7 million, an increase of $3 million, primarily due to higher foreign currency transaction losses.

Net Earnings and Earnings per Share

For six months fiscal 2017:

•	Net earnings decreased 14% to $64 million, compared to $74 million for the prior year period.

•	Adjusted net earnings increased 5% to $91 million, compared to $86 million for the prior year period.

•	Diluted earnings per share decreased 15% to $0.52, compared to $0.61 for the prior year period.

•	Adjusted earnings per share increased 6% to $0.75 from $0.71 for the prior year period.

Segment and Other Results for Six Months Fiscal 2017

Investor Communication Solutions ("ICS")
ICS revenues for six months fiscal 2017 increased $532 million, or 59%, to $1,433 million, compared to $901 million in the prior year period. Revenues from acquisitions contributed $542 million of this total increase, with NACC revenues contributing $539 million.
ICS recurring fee revenues rose $229 million, or 53%, to $663 million. The increase reflected: (i) contributions from our recent acquisitions (49pts), including (49pts) from the NACC acquisition; and (ii) Net New Business (4pts). ICS distribution revenues rose $330 million, or 89%, to $702 million. Event-driven revenues declined $28 million to $67 million as a result of lower mutual fund proxy volumes.

Position growth compared to the same period in the prior year, which is a component of internal growth, was 1% for mutual fund interims and 2% for annual equity proxy communications.
ICS earnings before income taxes declined $29 million, or 36%, to $51 million.  The decline was primarily due to lower event-driven fee revenues and higher amortization related to the acquisitions of NACC and the Inveshare technology assets. Pre-tax margins decreased by 5.3 percentage points to 3.6%.

Global Technology and Operations ("GTO")
GTO revenues for six months fiscal 2017 increased $33 million, or 9%, to $390 million, compared to $357 million in the prior year period. The increase was attributable to higher Net New Business (4pts), revenue from recent acquisitions (3pts) and internal growth from higher trade and non-trade activity levels (2pts).
GTO earnings before income taxes rose $25 million, or 41%, to $85 million, reflecting robust revenue growth and efficiency initiatives. Pre-tax margins increased by 5.0 percentage points to 21.7%.
Other
Other Pre-tax loss increased by $14 million for six months fiscal 2017 to $44 million from $30 million in the prior year period. The biggest contributor to the increased loss was an $8 million increase in net interest expense.

Subsequent Event - Revolving Credit Facility Amendment

In February 2017, the Company entered into an amended and restated $1 billion five-year revolving credit facility, which replaced the $750 million five-year revolving credit facility entered into in August 2014. The Fiscal 2017 Revolving Credit Facility is comprised of a $900 million U.S. dollar tranche and a $100 million multicurrency tranche.

Earnings Conference Call

An analyst conference call will be held today, Wednesday, February 8, 2017 at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the live event and access the slide presentation, visit Broadridge’s Investor Relations website at www.broadridge-ir.com prior to the start of the webcast. To listen to the call, investors may also dial 1-844-316-2037 within the United States and international callers may dial 1-213-785-7185.
A replay of the webcast will be available and can be accessed in the same manner as the live webcast at the Broadridge Investor Relations site. Through February 22, 2017, the recording will also be available by dialing 1-855-859-2056 passcode: 16509431 within the United States or 1-404-537-3406 passcode: 16509431 for international callers.
Explanation and Reconciliation of the Company’s Use of Non-GAAP Financial Measures

The Company’s results in this press release are presented in accordance with U.S. GAAP except where otherwise noted. In certain circumstances, results have been presented that are not generally accepted accounting principles measures (“Non-GAAP”). These Non-GAAP measures are Adjusted Operating income, Adjusted Operating income margin, Adjusted Net earnings, Adjusted earnings per share, and Free cash flow. These Non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results.
The Company believes our Non-GAAP financial measures help investors understand how management plans, measures and evaluates the Company’s business performance. Management believes that Non-GAAP measures provide consistency in its financial reporting and facilitates investors’ understanding of the Company’s operating results and trends by providing an additional basis for comparison. Management uses these Non-GAAP financial measures to, among other things, evaluate our ongoing operations, for internal planning and forecasting purposes and in the calculation of performance-based compensation. In addition, and as a consequence of the importance of these Non-GAAP financial measures in managing our business, the Company’s Compensation Committee of the Board of Directors incorporates Non-GAAP financial measures in the evaluation process for determining management compensation.

Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Net Earnings and Adjusted Earnings per Share

These Non-GAAP measures reflect Operating income, Operating income margin, Net earnings, and Diluted earnings per share, as adjusted to exclude the impact of certain costs, expenses, gains and losses and other specified items that management believes are not indicative of our ongoing operating performance. These adjusted measures exclude the impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs. Amortization of Acquired Intangibles and Purchased Intellectual Property represents non-cash expenses associated with the Company's acquisition activities. Acquisition and Integration Costs represent certain transaction and integration costs associated with the Company’s acquisition activities. We exclude Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs from these measures because excluding such information provides us with an understanding of the results from the primary operations of our business and these items do not reflect ordinary operations or earnings. Management believes these measures may be useful to an investor in evaluating the underlying operating performance of our business.

Free Cash Flow

In addition to the Non-GAAP financial measures discussed above, we provide Free cash flow information because we consider Free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated that could be used for dividends, share repurchases, strategic acquisitions and other discretionary investments. Free cash flow is a Non-GAAP financial measure and is defined by the Company as Net cash flows provided by operating activities less Capital expenditures and Software purchases and capitalized internal use software.
Reconciliations of such Non-GAAP measures to the most directly comparable financial measures presented in accordance with GAAP can be found in the tables that are part of this press release.

Forward-Looking Statements
This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2017 Financial Guidance” section are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2016 (the “2016 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2016 Annual Report.
These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms; changes in laws and regulations affecting Broadridge’s clients or the services provided by Broadridge; any material breach of Broadridge security affecting its clients’ customer information; declines in participation and activity in the securities markets; the failure of Broadridge’s outsourced data center services provider to provide the anticipated levels of service; a disaster or other significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; overall market and economic conditions and their impact on the securities markets; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

About Broadridge
Broadridge Financial Solutions, Inc. (NYSE:BR) is a leading provider of investor communications and technology-driven solutions for banks, broker-dealers, mutual funds and corporate issuers. Broadridge’s investor and customer communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 90% of public companies and mutual funds in North America, and processes on average over $5 trillion in equity and fixed income trades per day. Broadridge employs approximately 10,000 associates in 16 countries. For more information about Broadridge, please visit www.broadridge.com.
Contact Information
Investors:
W. Edings Thibault
Investor Relations
(516) 472-5129
Media:
Gregg Rosenberg
Corporate Communications
(212) 918-6966

Broadridge Financial Solutions, Inc.
Condensed Consolidated Statements of Earnings
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Revenues	$892.6	$638.9	$1,787.9	$1,233.7
Operating expenses:
Cost of revenues	707.8	464.5	1,425.7	903.1
Selling, general and administrative expenses	126.0	104.2	237.3	201.3
Total operating expenses	833.8	568.7	1,663.1	1,104.4

Operating income	58.8	70.2	124.9	129.3
Interest expense, net	10.6	6.4	21.0	12.7
Other non-operating expenses, net	2.5	2.4	6.7	3.6
Earnings before income taxes	45.7	61.3	97.2	113.0
Provision for income taxes	15.6	21.1	33.4	39.2
Net earnings	$30.1	$40.2	$63.8	$73.8

Basic earnings per share	$0.25	$0.34	$0.54	$0.62
Diluted earnings per share	$0.25	$0.33	$0.52	$0.61

Weighted-average shares outstanding:
Basic	118.7	118.5	118.6	118.4
Diluted	121.5	122.0	121.5	121.9

Dividends declared per common share	$0.33	$0.30	$0.66	$0.60

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Condensed Consolidated Balance Sheets
(In millions, except per share amounts)
(Unaudited)

	December 31, 2016	June 30, 2016
Assets
Current assets:
Cash and cash equivalents	$235.7	$727.7
Accounts receivable, net of allowance for doubtful accounts of $3.0 and $2.3, respectively	515.5	453.4
Other current assets	148.1	108.0
Total current assets	899.4	1,289.1
Property, plant and equipment, net	145.5	112.2
Goodwill	1,139.6	999.3
Intangible assets, net	485.9	210.3
Other non-current assets	296.8	261.8
Total assets	$2,967.3	$2,872.7
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$124.9	$124.8
Accounts payable	140.6	133.2
Accrued expenses and other current liabilities	294.2	352.2
Deferred revenues	78.5	82.7
Total current liabilities	638.2	692.9
Long-term debt, excluding current portion	1,081.1	890.7
Deferred taxes	72.8	61.6
Deferred revenues	71.6	70.3
Other non-current liabilities	117.7	111.8
Total liabilities	1,981.5	1,827.3
Commitments and contingencies
Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: 650.0 shares authorized; 154.5 and 154.5 shares issued, respectively; and 118.2 and 118.3 shares outstanding, respectively	1.6	1.6
Additional paid-in capital	951.6	901.2
Retained earnings	1,283.5	1,297.8
Treasury stock, at cost: 36.3 and 36.2 shares, respectively	(1,189.9)	(1,116.9)
Accumulated other comprehensive loss	(60.9)	(38.2)
Total stockholders’ equity	985.8	1,045.5
Total liabilities and stockholders’ equity	$2,967.3	$2,872.7

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Abridged Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six Months Ended December 31,
	2016	2015
Cash Flows From Operating Activities
Net earnings	$63.8	$73.8
Adjustments to reconcile Net earnings to Net cash flows (used in) provided by operating activities:
Depreciation and amortization	34.5	25.8
Amortization of acquired intangibles and purchased intellectual property	33.1	16.2
Amortization of other assets	15.2	12.5
Stock-based compensation expense	22.8	22.2
Deferred income taxes	(8.9)	(13.8)
Excess tax benefits from stock-based compensation awards	(22.0)	(5.5)
Other	5.3	4.3
Changes in operating assets and liabilities, net of assets and liabilities acquired:
Current assets and liabilities:
Decrease in Accounts receivable, net	29.3	36.7
Increase in Other current assets	(22.8)	(20.5)
Decrease in Accounts payable	(1.9)	(14.0)
Decrease in Accrued expenses and other current liabilities	(100.2)	(68.1)
Decrease in Deferred revenues	(5.5)	(6.3)
Non-current assets and liabilities:
Increase in Other non-current assets	(57.4)	(23.8)
Increase in Other non-current liabilities	9.3	3.2
Net cash flows (used in) provided by operating activities	(5.5)	42.6
Cash Flows From Investing Activities
Capital expenditures	(19.9)	(28.7)
Software purchases and capitalized internal use software	(12.1)	(8.2)
Acquisitions, net of cash acquired	(428.4)	(13.3)
Purchase of intellectual property	(90.0)	—
Equity method investment	(3.0)	(1.8)
Net cash flows used in investing activities	(553.4)	(52.0)
Cash Flows From Financing Activities
Proceeds from Long-term debt	230.0	105.0
Repayments on Long-term debt	(40.0)	(40.0)
Excess tax benefits from stock-based compensation awards	22.0	5.5
Dividends paid	(74.0)	(67.4)
Purchases of Treasury stock	(101.2)	(10.6)
Proceeds from exercise of stock options	34.0	11.0
Payment of contingent consideration liabilities	—	(1.0)
Costs related to issuance of bonds	(0.7)	—
Net cash flows provided by financing activities	70.2	2.5
Effect of exchange rate changes on Cash and cash equivalents	(3.3)	(12.2)
Net change in Cash and cash equivalents	(492.0)	(19.0)
Cash and cash equivalents, beginning of period	727.7	324.1
Cash and cash equivalents, end of period	$235.7	$305.1

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Segment Results
(In millions)
(Unaudited)

Segment results:

	Revenues
	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
	(in millions)
Investor Communication Solutions	$709.6	$471.7	$1,432.9	$901.4
Global Technology and Operations	201.8	180.3	389.6	357.0
Foreign currency exchange	(18.8)	(13.0)	(34.6)	(24.7)
Total	$892.6	$638.9	$1,787.9	$1,233.7

	Earnings (Loss) before Income Taxes
	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
	(in millions)
Investor Communication Solutions	$18.2	$46.1	$51.1	$80.0
Global Technology and Operations	46.3	29.4	84.6	59.8
Other	(20.8)	(15.7)	(43.6)	(29.6)
Foreign currency exchange	2.0	1.5	5.2	2.8
Total	$45.7	$61.3	$97.2	$113.0

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Reconciliation of Non-GAAP to GAAP Measures
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
	(in millions)
Operating income (GAAP)	$58.8	$70.2	$124.9	$129.3
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	20.4	8.1	33.1	16.2
Acquisition and Integration Costs	5.0	1.5	7.8	2.7
Adjusted Operating income (Non-GAAP)	$84.2	$79.7	$165.8	$148.2

Operating income margin (GAAP)	6.6%	11.0%	7.0%	10.5%
Adjusted Operating income margin (Non-GAAP)	9.4%	12.5%	9.3%	12.0%

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
	(in millions)
Net earnings (GAAP)	$30.1	$40.2	$63.8	$73.8
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	20.4	8.1	33.1	16.2
Acquisition and Integration Costs	5.0	1.5	7.8	2.7
Tax impact of adjustments	(8.7)	(3.3)	(14.1)	(6.6)
Adjusted Net earnings (Non-GAAP)	$46.8	$46.5	$90.7	$86.1

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Diluted earnings per share (GAAP)	$0.25	$0.33	$0.52	$0.61
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	0.17	0.07	0.27	0.13
Acquisition and Integration Costs	0.04	0.01	0.06	0.02
Tax impact of adjustments	(0.07)	(0.03)	(0.12)	(0.05)
Adjusted earnings per share (Non-GAAP)	$0.39	$0.38	$0.75	$0.71

	Six Months Ended December 31,
	2016	2015
	(in millions)
Net cash flows (used in) provided by operating activities (GAAP)	$(5.5)	$42.6

Capital expenditures and Software purchases and capitalized internal use software	(32.0)	(36.9)
Free cash flow (Non-GAAP)	$(37.5)	$5.7
Note: Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Reconciliation of Non-GAAP to GAAP Measures
Adjusted Earnings Per Share Growth, Adjusted Operating Income Margin and Free Cash Flow
Fiscal Year 2017 Guidance
(In millions, except per share amounts)
(Unaudited)

Adjusted Earnings Per Share Growth Rate (1)
Diluted earnings per share (GAAP)	2% - 7% growth
Adjusted earnings per share (Non-GAAP)	12% - 17% growth

Adjusted Operating Income Margin (2)
Operating income margin % (GAAP)	~13%
Adjusted Operating income margin % (Non-GAAP)	~15%

Free Cash Flow
Net cash flows provided by operating activities (GAAP)	$470 - $550
Capital expenditures and Software purchases and capitalized internal use software	(120) - (150)
Free cash flow (Non-GAAP)	$350 - $400

(1) Adjusted EPS growth (Non-GAAP) is adjusted to exclude the projected impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs, and is calculated using diluted shares outstanding. Fiscal year 2017 Non-GAAP Adjusted EPS guidance estimates exclude Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs, net of taxes, of approximately $0.47 per share.

(2) Adjusted Operating income margin (Non-GAAP) is adjusted to exclude the projected impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs. Fiscal year 2017 Non-GAAP Adjusted Operating income margin guidance estimates exclude Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs of approximately $87 million.